EXHIBIT 99.1

Release    News Release    News Release    News Release    News

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS ANNOUNCES DIRECTOR DAN AKERSON WON’T STAND FOR RE-ELECTION TO THE BOARD

NEW YORK, February 13, 2012 — American Express today announced that Daniel F. Akerson has notified the Company of his decision not to stand for re-election to the Board of Directors at the 2012 Annual Meeting of Shareholders on April 30, 2012 in order to devote additional time to his duties as Chairman and CEO of General Motors.

Mr. Akerson has served as a director of American Express since 1995.

“Dan is an outstanding corporate director and a strong, consistent voice for shareholder interests,” said Kenneth I. Chenault, Chairman and CEO, American Express.  “He’s played a leadership role on our board for nearly two decades and provided valuable guidance as we’ve been transforming the company to meet the challenges of a changing marketplace.

“I want to thank Dan for his exceptional service to American Express and, on behalf of all my colleagues, wish him continued success leading General Motors.”

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

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CONTACTS:
Media Contacts:
Marina Norville, marina.h.norville@aexp.com, +1-212-640-2832
Susan Korchak, susan.korchak@aexp.com, +1-212-640-4953

Investors/Analysts:
Toby Willard, sherwood.s.willardjr@aexp.com, +1-212-640-1958
Rick Petrino, richard.petrino@aexp.com, +1-212-640-5574